News Release

FOR IMMEDIATE RELEASE

Contact:	Mason N. Carter, Chairman & CEO 973-575-1300, ext. 1202 mnc@merrimacind.com

Merrimac Reports Second Quarter and Six Months 2006 Results

WEST CALDWELL, N.J. August 15, 2006:     Merrimac Industries, Inc. (AMEX: MRM), a leader in the design and manufacture of RF Microwave components, subsystem assemblies and micro-multifunction modules (MMFM®), today announced results for the second quarter and first six months of 2006.

Sales for the second quarter of 2006 were $8,251,000, a $682,000 or a 9.0 percent increase compared to the second quarter of 2005 sales of $7,569,000. Sales increased due to the shipment of a $750,000 order to a significant military customer and $1,200,000 of revenue recognized in connection with the early close out of a fixed price customer contract, offset by a sales reduction in the microwave micro-circuitry segment of $650,000 due to delays in renewals of the segment's defense orders. Gross profit for the second quarter of 2006 was $3,710,000, an increase of $442,000 or 13.5 percent and was 45.0 percent of sales as compared to gross profit of $3,268,000 or 43.2 percent of sales for the second quarter of 2005. Second quarter 2006 gross profit includes $1,200,000 of revenue recognized from the early contract close out as to which second quarter expenses were approximately $140,000 because the Company had ceased work when the contract ended. Gross profit percent in the second quarter of 2006 increased from the second quarter of 2005 due to the revenue recognized as a result of the early contract close out previously mentioned.

Operating income for the second quarter of 2006 increased $133,000 to $549,000 compared to operating income of $416,000 for the second quarter of 2005 due to revenue recognized as a result of the early contract close out previously mentioned. Operating income for the second quarter of 2006 included a non-cash charge of $35,000 for share-based compensation expense resulting from the adoption of SFAS No. 123R at the beginning of fiscal year 2006. Net income for the second quarter of 2006 was $529,000 or $.17 per diluted share compared to net income of $332,000 or $.10 per diluted share for the second quarter of 2005.

For the first six months of 2006 sales of $14,482,000 decreased $345,000 or 2.3 percent compared to sales of $14,827,000 for the first six months of 2005. Sales for the first six months of 2006 were lower than the first six months of 2005 primarily due to the lower bookings levels received during the second half of 2005 and the first quarter of 2006 as compared to comparable prior periods from delays in space and defense programs. 2006 sales included a sales reduction in the microwave micro-circuitry segment of $640,000 due to delays in renewals of the segment's defense orders, offset by the revenue recognized as a result of the early contract close out previously mentioned. Gross profit for the first six months of 2006 was $6,112,000, a decrease of $191,000 or 3.0 percent and was 42.2 percent of sales as compared to gross profit of $6,303,000 or 42.5 percent of sales for the first six months of 2005.

Operating income for the first six months of 2006 was $93,000 compared to operating income for the first six months of 2005 of $599,000. The reduction in operating income for the first six months of 2006 as compared to the first six months of 2005 was due to the lower gross profit from the decrease in sales, partially offset by revenue recognized as a result of the early contract close out previously mentioned, and due to higher selling, general and administrative expenses compared to the first six months of 2005. Operating income for the first six months of 2006 included a non-cash charge of

$79,000 for share-based compensation expense resulting from the adoption of SFAS No. 123R. Net income for the first six months of 2006 was $89,000 or $.03 per diluted share compared to net income of $416,000 or $.13 per diluted share for the first six months of 2005. Net income for the first six months of 2006 also included a tax benefit of $48,000 or $.02 per share representing refundable Canadian provincial technology tax credits for which the Company has qualified.

Orders of $8,919,000 were received during the second quarter of 2006, an increase of $779,000 or 9.6 percent compared to $8,140,000 in orders received during the second quarter of 2005. Orders of $12,864,000 were received for the first six months of 2006, a decrease of $3,471,000 or 21.2 percent compared to $16,335,000 in orders received for the first six months of 2005. The decrease in orders for the first six months of 2006 as compared to the first six months of 2005 was due to delays in expected satellite and defense programs for all product lines, including our Multi-Mix® products. Backlog decreased by $1,617,000 or 12.3 percent to $11,521,000 at the end of the second quarter of 2006 compared to $13,138,000 at year-end 2005. The book-to-bill ratio for the second quarter of 2006 was 1.08 to 1 and for the second quarter of 2005 was 1.08 to 1. The book-to-bill ratio for the first six months of 2006 was 0.89 to 1 and for the first six months of 2005 was 1.10 to 1.

Chairman and CEO Mason N. Carter commented, ‘‘Working closely with our customers during their initial design stage has enabled us to position ourselves for the future. However, we are experiencing some timing delays with respect to our space and defense customers for all product lines, including our Multi-Mix® customers, as they continue to finalize their system designs and work out contract details with their customers.’’

Mr. Carter continued, ‘‘Our financial highlights include:

•	Orders booked of $8.9 million for the second quarter.

•	Cash of $4.9 million (includes $1.5 million of restricted cash) exceeds the total of current and long-term debt of $2.7 million.

•	Working capital of $10.4 million and current ratio of 3.8 to 1.’’

Investors are invited to participate in the financial results conference call on Tuesday, August 15, 2006 at 4:15 p.m. (Eastern) by dialing 1-800-946-0715 (for International callers: 1-719-457-2643) ten minutes prior to the scheduled start time, and reference the Merrimac Industries second quarter 2006 conference call. For those unable to participate, a replay will be available for seven days by dialing 1-888-203-1112, or 1-719-457-0820 for international callers, passcode number 6839549.

This conference call will also be broadcast live over the Internet by logging on to the web at this address:

http://www.videonewswire.com/event.asp?id=35272

If you are unable to participate during the live webcast, a link to the archived webcast will be listed on the Merrimac Industries, Inc. website http://www.merrimacind.com .

About Merrimac

Merrimac Industries, Inc. is a leader in the design and manufacture of RF Microwave signal processing components, subsystem assemblies, and Multi-Mix® micro-multifunction modules (MMFM®), for the worldwide Defense, Satellite Communications (Satcom), Commercial Wireless and Homeland Security market segments. Merrimac is focused on providing Total Integrated Packaging Solutions® with Multi-Mix® Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. Multi-Mix® MMFM® provides a patented and novel packaging technology that employs a platform modular architecture strategy that incorporates embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional integrated module applicable to High Power, High Frequency and High Performance mission-critical applications. Merrimac Industries facilities are registered under ISO 9001:2000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. has facilities located in West Caldwell, NJ, San Jose, Costa Rica and Ottawa, Ontario, Canada, and has approximately 230 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip, bonded stripline and thick metal-backed Teflon (PTFE) micro-circuitry and subsystems providing Total Integrated Packaging Solutions® for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix®, Multi-Mix PICO®, MMFM® and Total Integrated Packaging Solutions® are trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. and its Canadian subsidiary Filtran Microcircuits Inc., please visit http://www.merrimacind.com and http://www.filtranmicro.com.

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are ‘‘forward-looking statements’’ as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix® products; the possibilities of impairment charges to the carrying value of our Multi-Mix® assets, thereby resulting in charges to our earnings; slower than anticipated penetration into the satellite communications, defense and wireless markets; failure of our Original Equipment Manufacturer, or OEM, customers to successfully incorporate our products into their systems; changes in product mix resulting in unexpected engineering and research and development costs; delays and increased costs in product development, engineering and production; reliance on a small number of significant customers; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers' new or enhanced products; general economic and industry conditions; the risk that the benefits expected from the Company's acquisition of Filtran Microcircuits Inc. are not realized; the ability to protect proprietary information and technology; competitive products and pricing pressures; our ability and the ability of our OEM customers to keep pace with the rapid technological changes and short product life cycles in our industry and gain market acceptance for new products and technologies; foreign currency fluctuations between the U.S. and Canadian dollars; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties as are detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Merrimac Industries, Inc.
Summary of Consolidated Statements of Operations
(Unaudited)

	Quarter Ended
	July 1, 2006	July 2, 2005
Net sales	$8,251,000	$7,569,000
Gross profit	3,710,000	3,268,000
Selling, general and administrative expenses	2,645,000	2,344,000
Research and development	516,000	508,000
Operating income	549,000	416,000
Interest and other expense, net	(33,000)	(64,000)
Income before income taxes	516,000	389,000
Provision (benefit) for income taxes	(13,000)	20,000
Net income	529,000	332,000
Basic net income per common share	$.17	$.11
Diluted net income per common share	$.17	$.10
Weighted average number of shares outstanding – basic	3,144,000	3,141,000
Weighted average number of shares outstanding – diluted	3,183,000	3,173,000

	Six Months Ended
	July 1, 2006	July 2, 2005
Net sales	$14,482,000	$14,827,000
Gross profit	6,112,000	6,303,000
Selling, general and administrative expenses	5,131,000	4,655,000
Research and development	888,000	1,049,000
Operating income	93,000	599,000
Interest and other expense, net	(52,000)	(117,000)
Loss on disposition of assets	—	(36,000)
Income before income taxes	41,000	446,000
Provision (benefit) for income taxes	(48,000)	30,000
Net income	89,000	416,000
Basic net income per common share	$.03	$.13
Diluted net income per common share	$.03	$.13
Weighted average number of shares outstanding - basic	3,146,000	3,139,000
Weighted average number of shares outstanding - diluted	3,166,000	3,174,000

Merrimac Industries, Inc.
Condensed Consolidated Balance Sheets

	July 1, 2006 (Unaudited)	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$3,383,000	$4,081,000
Income tax refunds receivable	433,000	418,000
Accounts receivable, net	5,545,000	5,310,000
Inventories	4,003,000	3,710,000
Other current assets	619,000	693,000
Deferred tax assets	140,000	140,000
Total current assets	14,123,000	14,352,000
Property, plant and equipment, net	13,618,000	13,973,000
Restricted cash	1,500,000	1,500,000
Other assets	646,000	614,000
Deferred tax assets	502,000	482,000
Goodwill, net	3,681,000	3,501,000
Total Assets	$34,070,000	$34,422,000
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current portion of long-term debt	$856,000	$908,000
Other current liabilities	2,834,000	3,590,000
Total current liabilities	3,690,000	4,498,000
Long-term debt, net of current portion	1,842,000	2,071,000
Deferred liabilities	31,000	23,000
Deferred tax liabilities	140,000	140,000
Total liabilities	5,703,000	6,732,000
Stockholders' equity	28,367,000	27,690,000
Total Liabilities and Stockholders' Equity	$34,070,000	$34,422,000